FORM OF AMENDEMENT TO BYLAWS PURSUANT TO STOCKHOLDER ACTION ON NOVEMBER 7, 2017:

FORM OF AMENDMENT TO BYLAWS

Reading International, Inc., a Nevada corporation, amends those certain Amended and Restated Bylaws of Reading International, Inc., amended as of October 5, 2015  (the “Bylaws”), with such amendment being effective immediately upon the vote of the stockholders approving such amendment during the Annual Meeting of Stockholders on November 7, 2017,   as follows:

Article II, Section 2 of the Bylaws shall be deleted in its entirety and replaced with the following:

ARTICLE II

Section 2.  Number, Tenure, and Qualifications

The number of directors, which shall constitute the whole board, shall be nine (9).  After the completion of the Annual Meeting of Stockholders on November 7, 2017, the number of directors may from time to time be increased or decreased to not less than one nor more than ten by action of the Board of Directors.  The directors shall be elected by the holders of shares entitled to vote thereon at the annual meeting of stockholders, and except as provided in Section 4 of this Article, each director elected shall hold office until his successor is elected and qualified.  Directors need not be stockholders.

Except as expressly amended or modified by this Amendment to Bylaws, all of the terms and conditions of the Bylaws shall remain unchanged and in full force and effect.